EXHIBIT 11

                      ARAMARK CORPORATION AND SUBSIDIARIES
               COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE (1)
                                   (Unaudited)
                      (In Thousands, except per share data)


                                                          Three Months Ended                     Six Months Ended
                                                     ----------------------------          -----------------------------
                                                     March 28,          March 29,          March 28,           March 29,
                                                       1997               1996               1997                1996
                                                     --------           ---------          ---------           ---------
Earnings:

Net Income                                           $ 87,952           $ 13,710            $115,607           $ 38,699

Preferred stock dividends                                --                 (246)               --                 (495)
                                                     --------           --------            --------           --------


Earnings applicable to common stock                  $ 87,952           $ 13,464            $115,607           $ 38,204
                                                     ========           ========            ========           ========


Shares:

Weighted average number of common
  shares outstanding (2)                               42,699             45,041              42,521             44,982

Impact of potential exercise opportunities
  under the ARAMARK Ownership Program                   2,324              2,437               2,619              2,653
                                                     --------           --------            --------           --------

Total common and common equivalent shares              45,023             47,478              45,140             47,635
                                                     ========           ========            ========           ========

Fully diluted earnings per common and
  common equivalent share                            $   1.95           $    .28            $   2.56           $    .80
                                                     ========           ========            ========           ========




(1)    Primary and fully diluted earnings per share are approximately the same.

(2) Includes Class B plus Class A Common Shares stated on a Class B Common Share Equivalent Basis.